(m)(2)(i)

AMENDED SCHEDULE A

with respect to the

THIRD AMENDED AND RESTATED SERVICE AND DISTRIBUTION PLAN

for

VOYA MUTUAL FUNDS

CLASS B SHARES

Fund	Maximum Combined Service and Distribution Fees
(as a percentage of average daily net assets)
Voya Diversified International Fund	1.00%
Voya Emerging Markets Equity Dividend Fund	1.00%
Voya Global Bond Fund	1.00%
Voya Global Equity Dividend Fund	1.00%
Voya Global Equity Fund	1.00%
Voya International Real Estate Fund	1.00%
Voya Multi-Manager Emerging Markets Equity Fund	1.00%
Voya Multi-Manager International Small Cap Fund	1.00%

Date last updated: November 17, 2016